Schroder Investment Management North America Inc.
7 Bryant Park, New York, NY 10018

March 26, 2020

Schroder Series Trust
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Re:	Fee and Expense Waivers and Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, from the inception date of Investor Shares for the Schroder Core Bond Fund (the “Fund”) through February 28, 2022, as follows:

To waive our fees, pay fund operating expenses, and/or reimburse the Schroder Core Bond Fund (the “Fund”) to the extent that the total annual fund operating expenses of the Fund (other than acquired fund fees and expenses, other indirect acquired fund expenses, interest, taxes, and extraordinary expenses) allocable to the Fund’s Investor Shares exceed the following annual rates (based on the average daily net assets of the Investor Shares of the Fund):

Investor Shares
Schroder Core Bond Fund	0.40%

This letter agreement may only be terminated during its term by the Board of Trustees of Schroder Series Trust.

Sincerely,

Schroder Investment Management North America Inc.

By:	/s/ William P. Sauer
Name:	William P. Sauer
Title:	Authorized Signatory